Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES PROPOSED SECURITIZATION

Boston, Massachusetts – April 23, 2007 – American Tower Corporation (NYSE: AMT) (the “Company”) announced today that it intends to securitize revenues from 5,295 broadcast and wireless communications towers owned by two special-purpose subsidiaries of the Company. The securitization is expected to involve an offering, in a private transaction, of up to $1.75 billion of Commercial Mortgage Pass-Through Certificates. The certificates will be backed by debt of the special-purpose subsidiaries that will be secured primarily by mortgages on their interests in the communications towers and the related tower sites. The servicing and repayment of the certificates are expected to be made solely from the cash flows generated by the communications towers that are a part of the transaction.

The Company expects to use the net proceeds from this offering to repay certain outstanding indebtedness of the Company’s principal United States operating subsidiaries, SpectraSite Communications, LLC (“SpectraSite”) and American Towers, Inc. (“ATI”). In particular, the Company expects to use the net proceeds to repay approximately $755 million outstanding under the senior secured credit facilities of SpectraSite plus accrued interest thereon and other costs and expenses related thereto, to fund the repurchase of approximately $325 million of ATI 7.25% senior subordinated notes due 2011 pursuant to the tender offer announced separately by the Company today, to pay other consideration payable in connection with the tender offer and the related consent solicitation, and for general corporate purposes.

There can be no assurance that the offering of the certificates will be consummated or that the tender offer and consent solicitation will be successful.

This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the certificates in any jurisdiction in which any such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The certificates subject to the proposed offering have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, to institutional accredited investors and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. Unless so registered, the certificates may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” concerning the proposed offering that are based on management’s current expectations and assumptions and that are not based on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations of the dollar amount to be raised in the proposed offering, the Company’s ability to complete the proposed offering, and the Company’s expectations for the use of proceeds from the proposed offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for mortgage-backed securities generally, for securities backed by mortgages on communications towers, and for these securities in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2006 under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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